                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  FORM 8-K/A

                              AMENDMENT NO. 1 TO

                                CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


Date of Report (Date of earliest event reported)           July 2, 1998
                                                ------------------------------


                              Just For Feet, Inc.
--------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)


Delaware                          000-23570                       63-0734234
--------------------------------------------------------------------------------
(State or other            (Commission File Number)             (IRS Employer
jurisdiction                                                 Identification No.)
of incorporation)



7400 Cahaba Valley Road, Birmingham, Alabama                        35242
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code:             (205) 408-3000
                                                      --------------------------

--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

  (a) Financial Statements of Businesses Acquired:

  Filed as a part of this report are the required financial statements for Sneaker Stadium, Inc.

  (b) Pro Forma Financial Information:

  Filed as a part of this report is the required pro forma financial information relative to the acquisition of Sneaker Stadium, Inc.

  (c) Exhibits:

   2.4  Agreement and Plan of Merger dated as of July 2, 1998 among Just For
        Feet, Inc., a Delaware corporation, as Purchaser, JFF Merger Corp., a
        Delaware corporation and wholly-owned subsidiary of Purchaser, and Sneaker Stadium, Inc., a Delaware corporation*
  10.17 Contingent Payment Agreement dated as of July 2, 1998 among Just For
        Feet, Inc., a Delaware corporation, for the benefit of Banque Nationale de Paris, for itself and as agent for itself and for Merrill Lynch
        Senior Floating Rate Fund, Inc., Merrill Lynch Prime Rate Portfolio and
        Merrill Lynch Debt Strategies Portfolio, and subject to the limitations provided therein, for the benefit of the persons or entities listed on
        Schedule I thereto*
  10.18 Common Stock and Warrant Purchase Agreement dated as of July 2, 1998 between Just For Feet, Inc. and Sneaker Guarantee LLC*
  23.1  Consent of Arthur Andersen LLP

--------
* previously filed

                                   SIGNATURES

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          JUST FOR FEET, INC.

                                          By: /s/ Eric L. Tyra
                                            -----------------------------------
                                          Name: Eric L. Tyra
                                          Title: Executive Vice President &
                                                 Chief Financial Officer

Dated: July 27, 1998

                         INDEX TO FINANCIAL STATEMENTS

SNEAKER STADIUM, INC. AND SUBSIDIARY:
  Consolidated Financial Statements as of February 1, 1998 and February 2,
   1997 and for the years ended February 1, 1998, February 2, 1997 and
   January 28, 1996, together with the Auditors' Report...................    5
  Consolidated Unaudited Interim Financial Statements as of May 3, 1998
   and for the thirteen weeks ended May 3, 1998 and May 4, 1997...........   24
JUST FOR FEET, INC. AND SUBSIDIARIES:
  Unaudited Pro Forma Combined Financial Statements as of April 30, 1998
   and for the three months ended April 30, 1998 and the year ended
   January 31, 1998.......................................................   28

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Sneaker Stadium, Inc.:

  We have audited the accompanying consolidated balance sheets of Sneaker Stadium, Inc. (a Delaware corporation) and subsidiary as of February 1, 1998 and February 2, 1997, and the related consolidated statements of operations, redeemable preferred stock and shareholders' deficit and cash flows for the years ended February 1, 1998, February 2, 1997 and January 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sneaker Stadium, Inc. and subsidiary as of February 1, 1998 and February 2, 1997, and the results of their operations and their cash flows for the years ended February 1, 1998, February 2, 1997 and January 28, 1996 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred significant operating losses from inception and incurred a loss of $19,771,000 for the year ended February 1, 1998. Significant losses continue to be incurred subsequent to February 1, 1998. In addition, due to expected events of default, certain debt obligations have been classified as current liabilities. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
May 21, 1998

                      SNEAKER STADIUM, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                    FEBRUARY 1,   FEBRUARY 2,
                                                        1998          1997
                                                    ------------  ------------
                      ASSETS
                      ------
Current assets:
  Cash and cash equivalents........................ $    918,298  $    949,847
  Accounts receivable..............................      878,957       998,589
  Inventories, net.................................   48,980,329    35,965,782
  Prepaid expenses and other.......................    1,456,513     1,349,375
                                                    ------------  ------------
    Total current assets...........................   52,234,097    39,263,593
Property and equipment, net........................   14,522,075    11,815,368
Debt issuance costs, net...........................    1,454,236     1,750,000
Other assets.......................................    1,767,512     1,818,083
                                                    ------------  ------------
                                                    $ 69,977,920  $ 54,647,044
                                                    ============  ============
       LIABILITIES AND SHAREHOLDERS' DEFICIT
       -------------------------------------
Current liabilities:
  Accounts payable................................. $ 11,807,290  $ 11,841,056
  Accrued expenses and other.......................    6,031,666     3,801,600
  Current portion of capitalized lease
   obligations.....................................      674,449       436,076
  Line of credit...................................   34,516,636           --
  Term loan payable................................   21,988,634           --
  New store facility note..........................    5,000,000           --
                                                    ------------  ------------
    Total current liabilities......................   80,018,675    16,078,732
                                                    ------------  ------------
Line of credit.....................................          --     13,657,256
                                                    ------------  ------------
Term loan payable..................................          --     21,376,166
                                                    ------------  ------------
Deferred rent......................................    2,700,970     1,443,837
                                                    ------------  ------------
Capitalized lease obligations......................      574,760       920,814
                                                    ------------  ------------
Subordinated indemnification notes.................    7,500,000     7,500,000
                                                    ------------  ------------
Subordinated convertible promissory notes..........    5,266,667           --
                                                    ------------  ------------
Series A perpetual preferred stock.................   41,699,795    41,531,900
                                                    ------------  ------------
Commitments and contingencies (Note 11)
Shareholders' deficit:
  Common stock, $.01 par value, 55,000,000 shares
   authorized, 17,101,752 and 17,060,752 shares
   issued and outstanding..........................      171,018       170,608
  Additional paid-in capital.......................  (24,723,004)  (24,740,494)
  Accumulated deficit..............................  (43,230,961)  (23,291,775)
                                                    ------------  ------------
    Total shareholders' deficit....................  (67,782,947)  (47,861,661)
                                                    ------------  ------------
                                                    $ 69,977,920  $ 54,647,044
                                                    ============  ============

        The accompanying notes are an integral part of these statements.

                      SNEAKER STADIUM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                               FOR THE YEAR ENDED
                                      ---------------------------------------
                                      FEBRUARY 1,   FEBRUARY 2,   JANUARY 28,
                                          1998          1997         1996
                                      ------------  ------------  -----------
Net sales............................ $132,843,602  $ 68,270,455  $20,410,800
Cost of goods sold...................   87,952,434    42,899,923   13,080,953
                                      ------------  ------------  -----------
  Gross profit.......................   44,891,168    25,370,532    7,329,847
                                      ------------  ------------  -----------
Selling, general and administrative
 expenses............................   58,240,045    32,201,431   12,778,126
Recapitalization costs and other re-
 lated expenses......................          --      3,861,638          --
                                      ------------  ------------  -----------
                                        58,240,045    36,063,069   12,778,126
                                      ------------  ------------  -----------
  Operating loss.....................  (13,348,877)  (10,692,537)  (5,448,279)
Interest expense.....................   (6,439,293)     (608,724)     (63,900)
Interest income......................       16,879       142,721      155,578
                                      ------------  ------------  -----------
Net loss............................. $(19,771,291) $(11,158,540) $(5,356,601)
                                      ============  ============  ===========


        The accompanying notes are an integral part of these statements.

                      SNEAKER STADIUM, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT

                                                                         SHAREHOLDERS' DEFICIT
                           REDEEMABLE    SERIES A    ----------------------------------------------------------------
                          CONVERTIBLE    PERPETUAL              ADDITIONAL                     STOCK
                           PREFERRED     PREFERRED    COMMON     PAID-IN     ACCUMULATED   SUBSCRIPTIONS
                             STOCK         STOCK      STOCK      CAPITAL       DEFICIT      RECEIVABLE      TOTAL
                          ------------  -----------  --------  ------------  ------------  ------------- ------------
Balance, January 29,
 1995...................  $  8,707,631  $       --   $ 41,500  $    166,000  $ (2,278,864)   $(171,398)  $ (2,242,762)
 Sale of Common Stock...           --           --      2,400         9,600           --        (9,600)         2,400
 Sale of Redeemable
  Convertible Preferred
  Stock, net of
  expenses..............    25,696,663          --        --            --        (56,648)         --         (56,648)
 Accretion of Redeemable
  Convertible Preferred
  Stock redemption
  value.................     1,441,897          --        --            --     (1,441,897)         --      (1,441,897)
 Payment of stock
  subscriptions.........           --           --        --            --            --         5,398          5,398
 Net loss...............           --           --        --            --     (5,356,601)         --      (5,356,601)
                          ------------  -----------  --------  ------------  ------------    ---------   ------------
Balance, January 28,
 1996...................    35,846,191          --     43,900       175,600    (9,134,010)    (175,600)    (9,090,110)
 Sale of Common and
  Series A Perpetual
  Preferred Stock.......           --    11,739,591    23,606     3,814,309           --           --       3,837,915
 Accretion of Redeemable
  Convertible Preferred
  Stock redemption
  value.................     2,999,225          --        --            --     (2,999,225)         --      (2,999,225)
 Dividend paid and
  conversion of
  Redeemable Convertible
  Preferred Stock into
  Common and Series A
  Perpetual Preferred
  Stock.................   (38,845,416)  25,975,292   109,976   (29,006,497)          --           --     (28,896,521)
 Redemption of Common
  Stock with Series A
  Perpetual Preferred
  Stock.................           --     2,285,113   (14,056)   (2,271,057)          --           --      (2,285,113)
 Exercise of stock
  options...............           --           --      5,928       146,649           --           --         152,577
 Payment of stock
  subscriptions.........           --           --        --            --            --       175,600        175,600
 Issuance of Common and
  Series A Perpetual
  Preferred Stock as
  payment for services..           --       296,100     1,254       202,646           --           --         203,900
 Issuance of Common and
  Series A Perpetual
  Preferred Stock
  warrants to bank......           --     1,237,100       --      2,386,734           --           --       2,386,734
 Grant of Common Stock
  options to a
  consultant............           --           --        --        204,700           --           --         204,700
 Repurchase of
  fractional shares.....           --        (1,296)      --          1,296           --           --           1,296
 Payment to extinguish
  warrants..............           --           --        --       (394,874)          --           --        (394,874)
 Net loss...............           --           --        --            --    (11,158,540)         --     (11,158,540)
                          ------------  -----------  --------  ------------  ------------    ---------   ------------
Balance, February 2,
 1997...................           --    41,531,900   170,608   (24,740,494)  (23,291,775)         --     (47,861,661)
 Exercise of stock
  options...............           --           --        410         2,490           --           --           2,900
 Issuance of non-voting
  Common Stock warrants
  to noteholders........           --           --        --         15,000           --           --          15,000
 Accretion of Series A
  Perpetual Preferred
  Stock redemption
  value.................           --       167,895       --            --       (167,895)         --        (167,895)
 Net loss...............           --           --        --            --    (19,771,291)         --     (19,771,291)
                          ------------  -----------  --------  ------------  ------------    ---------   ------------
Balance, February 1,
 1998...................  $        --   $41,699,795  $171,018  $(24,723,004) $(43,230,961)   $     --    $(67,782,947)
                          ============  ===========  ========  ============  ============    =========   ============

        The accompanying notes are an integral part of these statements.

                      SNEAKER STADIUM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 FOR THE YEAR ENDED
                                       ----------------------------------------
                                       FEBRUARY 1,   FEBRUARY 2,   JANUARY 28,
                                           1998          1997          1996
                                       ------------  ------------  ------------
Cash flows from operating activities:
  Net loss...........................  $(19,771,291) $(11,158,540) $ (5,356,601)
  Adjustments to reconcile net loss
   to net cash used in operating
   activities--
    Imputed interest on debt.........       612,468           --            --
    Depreciation and amortization....     3,373,253     1,602,174       646,240
    Amortization of debt issuance
     costs...........................       295,764           --            --
    Noncash interest expense.........       181,667           --            --
    Noncash financing expense........       100,000           --            --
    Loss on disposal of property and
     equipment.......................           --         59,547           --
    Loss on store closings...........     1,924,507           --            --
    Provision for deferred rent......     1,512,749     1,052,923       323,374
    Common and Preferred Stock and
     options issued for services.....           --        704,700           --
    Changes in operating assets and
     liabilities--
     (Increase) decrease in--
      Accounts receivable............       119,632      (351,715)     (608,251)
      Inventories....................   (13,014,547)  (23,642,101)   (9,776,874)
      Prepaid expenses and other.....      (107,138)     (990,457)     (348,419)
      Other assets...................       239,571    (1,313,140)     (280,955)
     Increase (decrease) in--
      Accounts payable...............    (1,040,867)    7,387,562     1,067,691
      Accrued expenses and other.....     1,570,285     2,705,220       839,008
                                       ------------  ------------  ------------
        Net cash used in operating
         activities..................   (24,003,947)  (23,943,827)  (13,494,787)
                                       ------------  ------------  ------------
Cash flows from investing activities:
  Purchases of property and
   equipment.........................    (7,226,246)   (7,712,626)   (1,821,019)
                                       ------------  ------------  ------------
Cash flows from financing activities:
  Increase in bank overdrafts........     1,007,101     1,203,908           --
  Payments on capitalized lease
   obligations.......................      (481,737)     (507,569)     (253,999)
  Payment of debt issuance costs.....           --     (1,750,000)          --
  Proceeds from issuance of term
   loan..............................           --     25,000,000           --
  Proceeds from subordinated
   indemnification notes.............           --      7,500,000           --
  Net proceeds from line of credit...    20,859,380    13,657,256           --
  Proceeds from new store facility
   note..............................     5,000,000           --            --
  Proceeds from subordinated
   convertible promissory notes......     4,811,000           --            --
  Net proceeds from sales of Common
   Stock.............................           --      3,837,915         2,400
  Net proceeds from sales of
   Redeemable Convertible Preferred
   Stock.............................           --     10,249,992    18,390,023
  Net proceeds from sale of Series A
   Perpetual Preferred Stock.........           --     11,739,591           --
  Dividends paid on Redeemable
   Convertible Preferred Stock.......           --    (41,766,645)          --
  Proceeds from subscriptions
   receivable........................           --        175,600         5,398
  Net proceeds from exercise of
   options...........................         2,900       152,577           --
  Net payment to extinguish warrant..           --       (394,874)          --
                                       ------------  ------------  ------------
        Net cash provided by
         financing activities........    31,198,644    29,097,751    18,143,822
                                       ------------  ------------  ------------
Net increase (decrease) in cash and
 cash equivalents....................       (31,549)   (2,558,702)    2,828,016
Cash and cash equivalents, beginning
 of year.............................       949,847     3,508,549       680,533
                                       ------------  ------------  ------------
Cash and cash equivalents, end of
 year................................  $    918,298  $    949,847  $  3,508,549
                                       ============  ============  ============

        The accompanying notes are an integral part of these statements.

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BACKGROUND:

  Sneaker Stadium, Inc. (the Company) was incorporated in Delaware on February 23, 1994, and sells athletic footwear, activewear and related accessories through Company-owned stores. The first store opened in November 1994, and the Company operated 38 stores as of February 1, 1998 in New York, New Jersey, Pennsylvania, Connecticut, North Carolina and Virginia.

  The Company has incurred losses since its inception and expects to incur a loss for the year ending January 31, 1999. There can be no assurance that the Company will achieve and maintain profitability, or that its historical revenue growth will be sustained. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms of its financing agreements and ultimately to attain profitability. Management continues to work with its lenders to waive expected events of default (see Notes 5 and 6) and will seek equity investments as required. See Note 13 regarding the sale of the Company, which may result in significant adjustments to the carrying value of the Company's assets and liabilities.

  The Company operates in a highly competitive sector of the retail industry and is subject to changing merchandise trends and consumer demands. All of the Company's stores are located in the Northeast and Mid-Atlantic regions of the United States. In addition, the Company's business relies significantly on certain vendors (see Note 2).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of Sneaker Stadium, Inc. and its wholly-owned subsidiary, SNKR Holding Corp. All significant intercompany transactions and accounts have been eliminated in consolidation.

FISCAL YEAR-END

  The Company operates under a 52-53-week fiscal year ending the Sunday nearest January 31. The year ended February 1, 1998 (fiscal 1997) includes 52 weeks of operations, the year ended February 2, 1997 (fiscal 1996) includes 53 weeks of operations and the year ended January 28, 1996 (fiscal 1995) includes 52 weeks of operations.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RELIANCE ON KEY VENDORS

  The Company's business is dependent to a significant degree upon its ability to purchase brand-name merchandise at competitive prices. For fiscal 1997, 1996 and 1995, approximately 68%, 66% and 57%, respectively, of the Company's merchandise was purchased from five vendors, including approximately 33%,

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

34% and 28%, respectively, purchased from a single vendor. The loss of certain key vendors could have a material adverse effect on the Company's business.

REVENUE RECOGNITION

  Revenues for retail sales are recognized at the time of sale. The Company maintains an incentive program for frequent buyers of footwear. Estimated future costs associated with providing incentives under this program were $1,746,376 and $1,197,867 as of February 1, 1998 and February 2, 1997,
respectively, and are included in accrued expenses and other.

STATEMENTS OF CASH FLOWS INFORMATION

  The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents for the purpose of determining cash flows. The Company paid $5,867,165, $489,375 and $78,628 of interest expense in fiscal 1997, 1996 and 1995, respectively. Capitalized lease obligations of $374,056, $669,503 and $1,448,955 were incurred on equipment leases entered into in fiscal 1997, 1996 and 1995, respectively.

RESTRICTED CASH

  The Company has pledged $575,000 of certificates of deposit as security deposits on certain leases as of February 1, 1998. All certificates are subject to renewal and, therefore, are included in other assets.

INVENTORIES

  Inventories consist of athletic and outdoor footwear and clothing and are valued at the lower of cost (weighted average that approximates first-in, first-out) or market. Costs associated with certain purchasing and merchandise handling activities are included in inventories. Such costs were $3,820,690, $1,884,652 and $549,195 in fiscal 1997, 1996 and 1995, respectively. Costs included in inventories were $1,873,647 and $1,050,903 at February 1, 1998 and February 2, 1997, respectively. The amounts shown on the balance sheets are net of reserves of $1,031,822 and $460,399 at February 1, 1998 and February 2, 1997, respectively.

STORE PREOPENING COSTS

  Certain costs incurred prior to the opening of new stores are charged to expense during the first month that the stores are open for business. In April 1998, the Financial Accounting Standards Board (FASB) issued Statement of Position (SOP) No. 98-5 which requires that costs of start-up activities and organization costs be expensed as incurred. The SOP is effective for fiscal years beginning after December 15, 1998. At February 1, 1998, there were no amounts capitalized for the opening of new stores.

PROPERTY AND EQUIPMENT

  Property and equipment are recorded at cost. Additions and improvements are capitalized, while repairs and maintenance are charged to expense. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The estimated lives are three to ten years for furniture, fixtures and equipment and the shorter of the estimated useful life or lease term for leasehold improvements.

ADVERTISING COSTS

  The Company expenses advertising costs as incurred. Advertising expense for fiscal 1997, 1996 and 1995 was $8,657,513, $6,197,731 and $2,112,584,
respectively.

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

DEFERRED RENT

  Rent expense on leases is recorded on a straight-line basis over the lease period. The excess of rent expense over the actual cash paid has been recorded as deferred rent.

INCOME TAXES

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

LONG-LIVED ASSETS

  In March 1995, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill. The Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful lives of long-lived assets may warrant revision or that the remaining balance of long-lived assets may not be recoverable. Management believes that there has been no impairment of long-lived assets as of February 1, 1998, other than for stores identified for closure (see Note 12).

ACCOUNTING FOR STOCK-BASED COMPENSATION

  The Company accounts for its stock-based compensation under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and the related interpretations. In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 established new financial accounting and reporting standards for stock-based employee compensation plans. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. The Company has adopted the disclosure requirements of this statement (see Note 10).

STOCK SPLIT

  In connection with the January 17, 1997 recapitalization of the Company (see
Note 4), the Board of Directors authorized a two-for-one split of the Company's Common Stock. All Common share amounts included in the accompanying consolidated financial statements and notes have been adjusted retroactively to give effect to this stock split.

RECLASSIFICATIONS

  Certain reclassifications have been made to the prior years' financial statements to conform with the current year presentation.

NEW ACCOUNTING PRONOUNCEMENT

  In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and

                     SNEAKER STADIUM, INC. AND SUBSIDIARY
additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. Management believes that SFAS No. 130 will not have a material effect on the Company's financial statements.

3. PROPERTY AND EQUIPMENT:

                                                       FEBRUARY 1,  FEBRUARY 2,
                                                          1998         1997
                                                       -----------  -----------
   Furniture and fixtures and equipment............... $12,546,294  $ 8,423,845
   Leasehold improvements.............................   7,352,890    5,675,973
   Construction in progress...........................      41,957          --
                                                       -----------  -----------
                                                        19,941,141   14,099,818
   Accumulated depreciation and amortization..........  (5,419,066)  (2,284,450)
                                                       -----------  -----------
                                                       $14,522,075  $11,815,368
                                                       ===========  ===========

  Equipment under capital leases included in property and equipment is $2,492,514 and $2,118,458, with accumulated amortization of $1,330,126 and $754,400, as of February 1, 1998 and February 2, 1997, respectively.

4. RECAPITALIZATION:

  The Company entered into a recapitalization agreement on January 17, 1997. The specific transactions which occurred in connection with the recapitalization were as follows:

    a) The Company increased the number of authorized shares of Common Stock to 55,000,000 and authorized 1,250,000 shares of Preferred Stock, of which 750,000 shares were designated as Series A Perpetual Preferred Stock.

    b) The Company sold 2,360,608.85 shares of Common Stock for $3,837,915 and sold 117,395.91 shares of Series A Perpetual Preferred for $11,739,591 to new investors.

    c) The Company declared a special dividend of $1.6623 and $2.5476 per share to the Series A and Series B Preferred (collectively the "Redeemable Convertible Preferred") shareholders, respectively. The aggregate dividend of $41,766,645 was paid on January 17, 1997.

    d) Upon payment of the special dividend, all outstanding Redeemable Convertible Preferred was converted into 10,997,532.64 shares of Common Stock and 259,752.92 shares of Series A Perpetual Preferred, and the Redeemable Convertible Preferred was canceled.

    e) Options to purchase 592,750 shares of Common Stock were exercised, generating cash proceeds of $152,577.

    f) Common Stock subscriptions receivable of $175,600 were paid, with interest of $26,877.

    g) 1,405,518.44 shares of outstanding Common Stock were exchanged for 22,851.13 shares of Series A Perpetual Preferred and the Common Stock received by the Company was retired.

    h) The Company issued 125,384 shares of Common Stock and 2,961 shares of Series A Perpetual Preferred to a non-employee as payment for $500,000 of services rendered in connection with the recapitalization.

    i) The Company purchased the warrant issued in connection with the capital lease facility for net consideration of $394,874 (see Note 11).

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

    j) The Company entered into a $7,500,000 subordinated indemnification note due to certain shareholders and to a warrant holder and entered into new bank credit facilities (see Notes 5, 6 and 7).

5. BANK DEBT:

  On January 17, 1997, the Company entered into a $35,000,000 Credit Agreement with a bank which provided the Company with a $25,000,000 term advance (Term
Loan) and $10,000,000 in new store advances (New Store Facility). On January 17, 1997, the Company borrowed $25,000,000 under the Term Loan and incurred $1,400,000 in financing costs, which were deferred and are being amortized over the term of the Credit Agreement. The borrowings were used to finance a portion of the recapitalization transactions (see Note 4).

  Borrowings under the Credit Agreement are collateralized by substantially all of the Company's assets. The interest rate on the Term Loan and the New Store Facility varies based on whether the borrowing is designated as a base rate loan or Eurodollar loan. The interest rate on the base rate loans is the higher of the prime rate plus 2.5% or 0.5% above the Federal Funds Rate plus 2.5%. All borrowings designated as Eurodollar loans utilize the Eurodollar Rate plus 4.0%. Interest is due quarterly. The Credit Agreement requires an annual commitment fee of .375% on the average unused portion of the New Store Facility.

  The Company is subject to certain covenants described in the Credit Agreement. Such covenants, among other things, restrict the Company's ability to incur debt, pay dividends, and make capital expenditures and acquisitions. The Company is also subject to restrictive financial covenants, which include ratios related to net worth, leverage, fixed charges and interest coverage. The Credit Agreement was amended in September 1997 in connection with the Subordinated Convertible Promissory Notes (see Note 7) and a restriction was placed on the Company limiting new store openings to eight in fiscal 1998 and eleven in fiscal 1999. Events of default under these covenants increase the interest rate by 2.0%. Compliance with the terms of the covenants has been waived through September 30, 1998. However, due to the Company's forecasted non-compliance subsequent to that date, all amounts outstanding under the Term Loan and New Store Facility have been classified as a current liability at February 1, 1998 in the accompanying consolidated balance sheet.

  In connection with the Credit Agreement, the lender received warrants to purchase 1,472,641 shares of Common Stock for $.01 per share and warrants to purchase 12,371 shares of Series A Perpetual Preferred Stock for $.01 per share. The warrants expire on January 17, 2007 and are exercisable upon a sale notice of the Company, as defined. For financial reporting purposes, the warrants have been valued at $3,623,834 based on the estimated fair value of the Common and Series A Perpetual Preferred Stock. This amount has been recorded as original issue discount on the Term Loan.

  At February 1, 1998, there was $25,000,000 outstanding under the Term Loan. Interest on the Term Loan was 9.625% at February 1, 1998. The principal is payable in quarterly installments from December 1999 through December 2002. Scheduled maturity (assuming early payment not mandated by lender) is as follows:

       FISCAL
       ------
       1999......................................................... $ 1,500,000
       2000.........................................................   6,000,000
       2001.........................................................   7,500,000
       2002.........................................................  10,000,000

  Effective February 25, 1997, the Company entered into an Interest Rate Collar Agreement as required by the Credit Agreement for $20,000,000 of Eurodollar loans, which places a ceiling on the Eurodollar rate of 7.5% and establishes a floor of 5.15% through February 25, 1999. This agreement involves the exchange of fixed-rate and floating-rate interest payments periodically over the life of the agreement without the exchange of the

                     SNEAKER STADIUM, INC. AND SUBSIDIARY
underlying principal amounts. The differential to be paid or received is accrued as interest rates change and recognized over the life of the agreement as an adjustment to interest expense. The fair value of this collar agreement, which is not material at February 1, 1998, is not recognized in the accompanying financial statements. The counter party to the collar agreement is a major financial institution. Management believes the risk of incurring losses related to credit risk is remote and any potential losses would be immaterial.

  At February 1, 1998, there was $5,000,000 outstanding under the New Store Facility at an interest rate of 9.750%. The highest borrowing during fiscal 1997 was $5,000,000, average borrowings were $4,108,333, and the weighted average interest rate was 9.17%. Principal is due beginning on March 31, 2000 in quarterly installments of 5% of the amount outstanding on June 30, 1999, with the remaining balance due on December 31, 2002 (assuming early payment not mandated by lender). Borrowings under the New Store Facility are subject to limitations based on historical same store sales and average per store borrowings, as defined. As of February 1, 1998, the Company was limited to total borrowings of $5,000,000 on the New Store Facility.

6. LINE OF CREDIT:

  In fiscal 1996, the Company entered into a three-year secured line of credit with a bank. This line was terminated at no cost to the Company in connection with the recapitalization. Fees of $120,005 were incurred under the line in fiscal 1996.

  On January 17, 1997, the Company entered into a $35,000,000 Revolving Loan Agreement (Revolver) with a bank, which expires on December 31, 2002. Borrowings on the Revolver are variable by month and are limited to 60% to 70% of the book value of eligible inventories, less the lender's guarantee reserve, as defined. Interest is variable based on whether the borrowing is designated as a LIBOR Rate Loan or a Base Rate Loan and is payable monthly. The Company is also subject to an unused line fee of .375%, payable quarterly. Borrowings are collateralized by a first lien on the Company's inventories. The Company incurred $350,000 in costs related to the Revolver, which were deferred and are being amortized over the term of the Revolver.

  The Revolver was amended in September 1997 in connection with the Subordinated Convertible Promissory Notes (see Note 7), in December 1997 and in May 1998 in connection with the Subordinated Secured Convertible Notes (see
Note 7). The Company incurred financing costs of $120,000 in connection with these amendments.

  The Revolver, as amended, provides for borrowings subject to a borrowing base of the lesser of 65% of the eligible inventory or a percentage of the inventory's net liquidation value, as defined. In addition, for the period May 20, 1998 through September 30, 1998 the Company can borrow an additional $7,000,000 (Supplemental Overadvance) and for the period September 10, 1997 through December 31, 1999, the Company can borrow an additional $4,514,000 (Overadvance). For the period May 20, 1998 through September 30, 1998, total borrowings are limited to $42,000,000 and after October 1, 1998 are limited to $35,000,000. The Overadvance and Supplemental Overadvance are secured by guarantees of certain shareholders of the Company. The Overadvance is guaranteed through December 31, 1999 and the Supplemental Overadvance is guaranteed through September 30, 1998. On September 30, 1998, the borrowings outstanding under the Supplemental Overadvance will be repaid with the proceeds from the sale of Subordinated Secured Convertible Notes to certain shareholders (see Note 7).

  At February 1, 1998, there was $34,516,636 outstanding under the Revolver at an interest rate of 8.375%. The highest borrowing during the year was $35,378,300. Average borrowings were $26,841,916, and the weighted average interest rate was 8.63%.

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

  Upon prepayment in full of the Credit Agreement, the Company is required to prepay the Revolver in an amount equal to 75% of excess cash flow, as defined.

  The Company is subject to certain covenants described in the Revolver. Such covenants, among other things, restrict the Company's ability to incur debt, pay dividends, and make capital expenditures and acquisitions. The Company is also subject to restrictive financial covenants, which include ratios related to interest coverage, working capital and tangible capital. The Revolver includes cross default provisions with the Credit Agreement (see Note 5). At February 1, 1998, the Company was not in compliance with certain of these covenants. The defaults of these covenants have been waived by the bank through December 31, 1999. However, due to the anticipated non-compliance of the covenants under the Credit Agreement and the cross default provisions, the Revolver has been classified as a current liability at February 1, 1998 in the accompanying consolidated balance sheet.

7. SUBORDINATED DEBT:

SUBORDINATED INDEMNIFICATION NOTES

  On January 17, 1997, the Company issued $7,500,000 in Subordinated Indemnification Notes (the Indemnification Notes) to certain shareholders and a warrant holder as an escrow amount for the benefit of the Company and certain new investors. The Indemnification Notes were initially non-interest bearing and had an initial maturity date of February 1, 1998 and a final maturity date of April 2, 2006. The Indemnification Notes are subordinate to the Term Loan, New Store Facility and Revolver and payment of the Indemnification Notes is limited by the terms of such agreements.

  Beginning February 2, 1998, interest accrues at 12% per year on the principal outstanding and is due upon payment of the Indemnification Notes. After April 2, 1998, the principal and interest are convertible at the option of the holders into Common and Series A Perpetual Preferred at a conversion price of $1.6258 per share of Common Stock and $100 per share of Series A Perpetual Preferred, subject to adjustment, allocated .4077 to the Common and
 .5923 to the Series A Perpetual Preferred.

SUBORDINATED CONVERTIBLE PROMISSORY NOTES

  On September 10, 1997, the Company issued $5,100,000 of Subordinated Convertible Promissory Notes (the Promissory Notes), of which $100,000 was issued for payment of certain fees and included in the fiscal 1997 statement of operations. The Promissory Notes accrue interest at 12% per year, payable in additional Promissory Notes. Principal and interest are due on April 2, 2006. At the option of the holders, the Promissory Notes are exchangeable for shares of Series B Perpetual Preferred Stock at a conversion price of $100 per share. The Promissory Notes are subordinate to the Term Loan, New Store Facility and the Revolver. The Promissory Notes are pari passu with the Indemnification Notes.

  The Company received $4,811,000 in cash for the Promissory Notes plus $189,000 in Secured Promissory Notes from certain management shareholders which are included in other assets in the accompanying balance sheet. Principal and interest at 6.3% per year on the Secured Promissory Notes are due the earlier of (i) April 2, 2006, (ii) the date the Company repays the Promissory Notes, (iii) the date the management shareholders exercise their conversion rights under the Indemnification Notes or (iv) upon the discontinuation of the Company's operations.

  In connection with the sale of the Promissory Notes, the holders received warrants to purchase 5,162,750 shares of Non-Voting Common Stock for $.10 per share. The warrants expire on the earlier of September 10, 2007 or an initial public offering. For financial reporting purposes, the warrants have been valued

                     SNEAKER STADIUM, INC. AND SUBSIDIARY
at $15,000 based on the estimated fair value of the Non-Voting Common Stock. This amount has been recorded as original issue discount on the Promissory Notes.

SUBORDINATED SECURED CONVERTIBLE NOTES

  On May 20, 1998, the Company entered into an agreement to issue $7,000,000 of Subordinated Secured Convertible Notes (the Secured Notes) on September 30, 1998. The proceeds from the Secured Notes must be used to repay any borrowing on the Supplemental Overadvance provision on the Revolver (see Note 6). The Secured Notes will accrue interest at 12% per year. Principal and interest on the Secured Notes are due May 1, 2008. At the option of the holder, the Secured Notes are exchangeable for shares of Series C Perpetual Preferred Stock at a conversion price of $100 per share. The Secured Notes are subordinate to the Term Loan, New Store Facility and the Revolver. The Secured Notes are secured by substantially all of the assets of the Company and are senior to the Promissory Notes and the Indemnification Notes.

8. INCOME TAXES:

  Income taxes consist of the following:

                                                  FOR THE YEAR ENDED
                                          -------------------------------------
                                          FEBRUARY 1,  FEBRUARY 2,  JANUARY 28,
                                             1998         1997         1996
                                          -----------  -----------  -----------
Current:
  Federal................................ $       --   $       --   $       --
  State..................................         --           --           --
                                          -----------  -----------  -----------
                                                  --           --           --
                                          -----------  -----------  -----------
Deferred:
  Federal................................  (6,653,624)  (3,999,542)  (1,834,108)
  State..................................  (1,174,169)    (705,802)    (323,666)
                                          -----------  -----------  -----------
                                           (7,827,793)  (4,705,344)  (2,157,774)
Increase in valuation allowance..........   7,827,793    4,705,344    2,157,774
                                          -----------  -----------  -----------
                                          $       --   $       --   $       --
                                          ===========  ===========  ===========

  A reconciliation of the effective income tax rate with the statutory Federal income tax rate is as follows:

                                                   FOR THE YEAR ENDED
                                           -----------------------------------
                                           FEBRUARY 1, FEBRUARY 2, JANUARY 28,
                                              1998        1997        1996
                                           ----------- ----------- -----------
   Statutory rate.........................     (34)%       (34)%       (34)%
   State income taxes, net of Federal
    benefit...............................      (6)%        (6)%        (6)%
   Other..................................     --           (2)%       --
   Increase in valuation allowance........      40 %        42 %        40 %
                                               ---         ---         ---
                                               --          --          --
                                               ===         ===         ===

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

  The major components of the net deferred tax asset are as follows:

                                                    FEBRUARY 1,   FEBRUARY 2,
                                                        1998         1997
                                                    ------------  -----------
   Net operating loss carryforward................. $  8,562,358  $ 3,181,076
   Start-up costs..................................      181,206      273,753
   Deferred rent...................................    1,182,635      577,534
   Non-deductible accruals.........................    1,879,851      619,394
   Depreciation....................................     (219,272)    (192,314)
   Inventory reserves and other....................      405,939      141,604
   Preopening costs................................    2,015,831    1,474,447
   Recapitalization costs and other related ex-
    penses.........................................    1,215,381    1,458,458
   Cooperative advertising reserve.................      286,800      148,984
                                                    ------------  -----------
                                                      15,510,729    7,682,936
   Valuation allowance.............................  (15,510,729)  (7,682,936)
                                                    ------------  -----------
                                                    $        --   $       --
                                                    ============  ===========

  Management has established a full valuation allowance for the net deferred tax asset due to the uncertainty of its realization. At February 1, 1998, the Company had Federal net operating loss carryforwards of approximately $21 million for tax reporting purposes that begin to expire in 2010. The usage of the net operating loss carryforwards will be limited on an annual basis due to changes in ownership (see Notes 4 and 13).

9. PREFERRED STOCK:

REDEEMABLE CONVERTIBLE PREFERRED STOCK

  Redeemable Convertible Preferred Stock consisted of Series A Preferred Stock and Series B Preferred Stock. The Series A Preferred was convertible into Common Stock based on a conversion rate, as defined. The Series A Preferred had voting rights equal to the number of common shares into which it was convertible. At January 28, 1996, there were 15,000,000 shares of $.01 par value Series A Preferred authorized and 13,700,833 shares issued and outstanding.

  On December 31, 2000, 2001 and 2002, one-third, one-half and the remaining shares of Series A Preferred, respectively, were required to be redeemed by the Company (subject to certain provisions) at the original purchase price plus accrued but unpaid dividends. Dividends accrued at an annual rate of $.10 per share. In connection with the recapitalization of the Company (see Note
4), all outstanding Series A Preferred was converted into Common Stock and Series A Perpetual Preferred, and the Series A Preferred was canceled.

  The Series B Preferred was convertible into Common Stock based on a conversion rate, as defined. The Series B Preferred had voting rights equal to the number of Common shares into which it was convertible. At January 28, 1996, there were 8,000,000 shares of $.01 par value Series B Preferred authorized and 5,590,910 shares issued and outstanding.

  On December 31, 2000, 2001 and 2002, one-third, one-half and the remaining shares of Series B Preferred were required to be redeemed by the Company (subject to certain provisions) at the original purchase price plus accrued but unpaid dividends. Dividends accrued at an annual rate of $.275 per share. In connection with the recapitalization of the Company (see Note 4), all outstanding Series B Preferred was converted into Common Stock and Series A Perpetual Preferred, and the Series B Preferred was canceled.

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

SERIES A PERPETUAL PREFERRED STOCK

  The Series A Perpetual Preferred Stock has one vote per share and is entitled to receive 5% cumulative dividends commencing January 1, 1998, increasing to 7.5% on January 1, 1999 and to 10% on January 1, 2000. The Series A Perpetual Preferred is senior to Common Stock in liquidation, and has a liquidation value of $100 per share, plus all accrued and unpaid dividends. The Series A Perpetual Preferred is mandatorily redeemable by the Company in the event of a liquidation event, as defined. At February 2, 1997 and February 1, 1998, there were 750,000 shares of $.01 par value Series A Perpetual Preferred authorized and 402,948 shares issued and outstanding. At February 1, 1998, the liquidation value was $40,462,695.

SERIES B PERPETUAL PREFERRED STOCK

  The Series B Perpetual Preferred Stock has one vote for every 100 shares held and is entitled to receive dividends equal to those accruing on the Series A Perpetual Preferred. The Series B Perpetual Preferred is senior to the Series A Perpetual Preferred and Common Stock in liquidation and has a liquidation value of five times the stated value plus all accrued and unpaid dividends. The Series B Perpetual Preferred is mandatorily redeemable by the Company in the event of a liquidation event, as defined. At February 1, 1998, there were 1,500,000 shares of $.01 par value Series B Perpetual Preferred authorized and no shares issued or outstanding.

SERIES C PERPETUAL PREFERRED STOCK

  The Series C Perpetual Preferred Stock has one vote for every 100 shares held and is entitled to receive dividends equal to those accruing on the Series A and Series B Perpetual Preferred. The Series C Perpetual Preferred is senior to the Series A and Series B Perpetual Preferred and Common Stock in liquidation and has a liquidation value of five times the stated value plus all accrued and unpaid dividends. The Series C Perpetual Preferred is mandatorily redeemable by the Company in the event of a liquidation event, as defined. At February 1, 1998, there were 700,000 shares of $.01 par value Series C Perpetual Preferred authorized and no shares issued or outstanding.

10. SHAREHOLDERS' DEFICIT:

                                                    FEBRUARY 1,   FEBRUARY 2,
                                                        1998          1997
                                                    ------------  ------------
   Common Stock, $.01 par value, 55,000,000 shares
    authorized, 17,101,752 and 17,060,752 shares
    issued and outstanding.........................      171,018       170,608
   Non-Voting Common Stock, $.01 par value,
    5,162,750 shares authorized, none issued or
    outstanding....................................          --            --
   Additional paid-in capital......................  (24,723,004)  (24,740,494)
   Accumulated deficit.............................  (43,230,961)  (23,291,775)
                                                    ------------  ------------
                                                    $(67,782,947) $(47,861,661)
                                                    ============  ============

COMMON STOCK

  In the event of the closing of an initial public offering, the Non-Voting Common stock of the Company is convertible into Common Stock.

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

COMMON STOCK OPTIONS

  In fiscal 1994, the Company established the 1994 Stock Plan (the Plan). The Plan, as amended, provides for the granting of up to 5,000,000 shares of Common Stock or options to purchase Common Stock to eligible employees and consultants. Options granted may vest based on performance and/or time, as defined.

  The Company issued 1,150,000 and 240,000 shares of common stock under the Plan to management in fiscal 1994 and 1995, respectively. Shares were issued at $.05 per share and were paid for in cash and interest-bearing promissory notes. Promissory notes of $175,600 were repaid to the Company as part of the recapitalization of the Company in fiscal 1996 (see Note 4).

  The exercise price of options granted may be at the fair market value of the stock or at a price determined by a committee of the Board of Directors. The stock options granted prior to the recapitalization of the Company became fully-vested upon the recapitalization. Options granted subsequent to the recapitalization will generally vest over a five-year period and will be exercisable over a period determined by the committee, but not longer than ten years.

  Information with respect to options granted under the Plan is as follows:

                                                      AGGREGATE   OPTION PRICE
                                            SHARES      PRICE       PER SHARE
                                          ----------  ----------  -------------
   Balance, January 29, 1995.............    154,000  $    7,700  $0.05
     Granted.............................    453,000      61,570   0.05 -0.50
     Exercised...........................        --          --         -
     Expired.............................        --          --         -
                                          ----------  ----------  -------------
   Balance, January 28, 1996.............    607,000      69,270   0.05 -0.50
     Granted.............................  1,533,010   2,220,958   0.135-1.6258
     Exercised...........................   (592,750)   (152,577)  0.05 -0.80
     Expired.............................     (1,800)       (424)  0.05 -0.80
                                          ----------  ----------  -------------
   Balance, February 2, 1997.............  1,545,460   2,137,227   0.05 -1.6258
     Granted.............................    183,500      18,350   0.10
     Exercised...........................    (41,000)     (2,900)  0.05 -0.135
     Expired.............................    (34,050)    (22,124)  0.05 -0.80
     Change in exercise price:
       Old price......................... (1,458,460) (2,112,795)  0.135-1.6258
       New price.........................  1,458,460     145,846   0.10
                                          ----------  ----------  -------------
   Balance, February 1, 1998.............  1,653,910  $  163,604  $0.05 -$0.10
                                          ==========  ==========  =============

  During fiscal 1997, options outstanding under the Plan with exercise prices ranging from $.135 to $1.6258 per share were revalued to $.10 per share.

  The options outstanding at February 1, 1998 include options to purchase an aggregate of 157,756 shares of Common Stock granted to certain executives at an exercise price of $0.10 per share for which vesting is accelerated over a five-year period if the Company achieves certain defined financial objectives. The options will vest 100% if the executives are employed by the Company through January 17, 2005. None of these options were vested at February 1, 1998.

  At February 1, 1998, there were 464,442 exercisable options at prices ranging from $0.05 to $0.10 per share. The aggregate exercise price of these options was $44,657. At February 1, 1998, there were 1,288,290 shares of common stock reserved for future grant.

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

  Had compensation cost for the Company's plan been determined based upon the fair value of the options at the date of grant, as prescribed under SFAS No. 123, the Company's net loss for fiscal 1997, 1996 and 1995 would have been increased by $75,762, $66,490 and $2,253, respectively.

  The effects of applying SFAS No. 123 in the pro forma disclosure are not indicative of future amounts, as SFAS No. 123 has not been applied to options granted prior to January 30, 1995. The weighted average fair value of the options granted in fiscal 1997, 1996 and 1995 is estimated as $0.03, $0.38 and $0.03 per share, respectively, on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: zero dividend yield and volatility, risk-free interest rate of 5.9%, 6.5% and 6.2%, respectively, and an expected life of five years.

11. COMMITMENTS AND CONTINGENCIES:

OPERATING LEASES

  The Company leases its office and retail stores under various noncancellable operating leases. Certain of these leases have renewal options. Future minimum lease payments, net of rent credits, including four stores for which the Company has entered into lease agreements but has not yet commenced operations, are as follows:

       FISCAL
       ------
       1998........................................................ $ 12,789,265
       1999........................................................   14,374,329
       2000........................................................   14,532,531
       2001........................................................   14,814,126
       2002........................................................   15,470,480
       Thereafter..................................................  121,019,816
                                                                    ------------
                                                                    $193,000,547
                                                                    ============

  Rent expense, including percentage rent, was $12,618,764, $5,821,110 and $1,909,119 in fiscal 1997, 1996 and 1995, respectively.

CAPITAL LEASES

  The Company has entered into capital leases for certain equipment. The present value of the future minimum lease payments as of February 1, 1998 are as follows:

       FISCAL
       ------
       1998......................................................... $  744,992
       1999.........................................................    482,167
       2000.........................................................     90,545
       2001.........................................................     37,449
                                                                     ----------
                                                                      1,355,153
       Less imputed interest........................................   (105,944)
                                                                     ----------
                                                                     $1,249,209
                                                                     ==========

  In April 1995, the Company entered into a $1,700,000 capital lease facility for certain equipment. In connection with this facility, the Company issued warrants to the lessor for the purchase of 178,500 shares of Series A Preferred Stock for $1.00 per share. These warrants were repurchased in connection with the recapitalization of the Company (see Note 4).

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

ADVERTISING

  The Company has made commitments to place up to $1,500,000 in television advertising in fiscal 1998.

EMPLOYMENT AGREEMENTS

  On January 17, 1997, the Company entered into two-year employment agreements with certain key employees providing for aggregate base salaries of $375,000 per year, performance bonuses of up to 100% of base salary, stock options, benefits, severance in certain circumstances and a non-competition period during the agreement and the two years thereafter.

CONSULTING AGREEMENT

  On January 17, 1997, the Company entered into a consulting agreement with a director requiring payments of $100,000 per year. The director was also granted an option to purchase 457,712 shares of Common Stock at an exercise price of $1.6258 per share. During fiscal 1997, these options were revalued to $.10 per share (see Note 10). Consulting expense related to this option grant was recorded in fiscal 1996. The options vest over a three-year period. The agreement provides for a non-competition period during the agreement and the two years thereafter. The agreement can be terminated by either party upon notice, as defined.

MANAGEMENT AGREEMENT

  On January 17, 1997, the Company entered into a five-year management agreement with an affiliate of a new investor requiring payments of $150,000 per year. The agreement also provided for the payment of a fee in connection with the recapitalization.

LITIGATION

  The Company is involved in certain legal actions and claims arising in the ordinary course of business. The Company believes that it has adequate insurance coverage against possible liabilities that may be incurred in connection with such claims. The Company could be materially and adversely affected if it were required to pay damages or incur defense costs in connection with a claim that is beyond the scope of insurance coverage or if the claim exceeds the insurance policy limits. Management believes that the outcome of litigation and claims pending as of February 1, 1998 will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

12. LOSS ON STORE CLOSINGS:

  In fiscal 1997, the Company recorded a loss of $1,924,507 related to implementation of a plan to close three retail store locations. Under the terms of the plan, the stores will be closed, subleased to third parties, and the inventory shipped to other store locations. Management anticipates the plan will be completed in fiscal 1998. The loss on store closings consists primarily of abandoned property and leasehold improvements, rental commitments to be paid prior to sublease, and deferred rent recapture. This loss has been recorded in selling, general and administrative expenses in the accompanying statement of operations.

13. SALE OF BUSINESS (UNAUDITED):

  On June 6, 1998, the Company signed a letter of intent whereby its shareholders will sell all of their shares to Just For Feet, Inc. for $.0001 per share. Pursuant to the terms of the letter of intent, the Company will be merged into a wholly-owned subsidiary of Just For Feet and Just For Feet will assume $43.0 million of the

                     SNEAKER STADIUM, INC. AND SUBSIDIARY
outstanding debt. The holders of the subordinated notes will forgive the amounts due them. Should the acquired Sneaker Stadium stores attain certain specified financial goals, an additional payment of up to $31.0 million may be paid to the various lenders. The letter of intent has been approved by the Boards of Directors of both companies. Closing on the transaction is subject to satisfactory completion of due diligence, definitive documentation of the merger and contingent payment agreements, the approval of the Company's shareholders and various lenders and expiration of the Hart-Scott-Rodino waiting period.

                      SNEAKER STADIUM, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)

                                                                     MAY 3,
                                                                      1998
                                                                  ------------
                             ASSETS
                             ------
CURRENT ASSETS:
  Cash and cash equivalents...................................... $  1,933,626
  Accounts receivable............................................    1,364,550
  Inventories, net...............................................   53,565,505
  Prepaid expenses and other.....................................    2,240,776
                                                                  ------------
    Total current assets.........................................   59,104,457
PROPERTY AND EQUIPMENT, net......................................   14,100,894
DEBT ISSUANCE COSTS, net.........................................    1,380,295
OTHER ASSETS.....................................................    1,598,766
                                                                  ------------
                                                                  $ 76,184,412
                                                                  ============
              LIABILITIES AND SHAREHOLDERS' DEFICIT
              -------------------------------------
CURRENT LIABILITIES:
  Accounts payable............................................... $ 23,406,069
  Accrued expenses and other.....................................    8,425,076
  Current portion of capitalized lease obligations...............      612,042
  Line of credit.................................................   30,327,731
  Term loan payable..............................................   22,141,751
  New store facility note........................................    5,000,000
                                                                  ------------
    Total current liabilities....................................   89,912,669
                                                                  ------------
DEFERRED RENT....................................................    3,101,473
                                                                  ------------
CAPITALIZED LEASE OBLIGATIONS....................................      466,434
                                                                  ------------
SUBORDINATED INDEMNIFICATION NOTES...............................    7,500,000
                                                                  ------------
SUBORDINATED CONVERTIBLE PROMISSORY NOTES........................    5,266,667
                                                                  ------------
SERIES A PERPETUAL PREFERRED STOCK...............................   42,203,480
                                                                  ------------
COMMITMENTS AND CONTINGENCIES....................................
SHAREHOLDERS' DEFICIT:
  Common stock, $.01 par value, 55,000,000 shares authorized,
   17,101,752 shares issued and outstanding......................      171,018
  Additional paid-in capital.....................................  (24,723,004)
  Accumulated deficit............................................  (47,714,325)
                                                                  ------------
    Total shareholders' deficit..................................  (72,266,311)
                                                                  ------------
                                                                  $ 76,184,412
                                                                  ============

         The accompanying notes are an integral part of this statement.

                      SNEAKER STADIUM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                FOR THE THIRTEEN WEEKS ENDED
                                                ------------------------------
                                                    MAY 3,          MAY 4,
                                                     1998            1997
                                                --------------  --------------
NET SALES...................................... $   38,393,025  $   29,210,109
COST OF GOODS SOLD.............................     24,736,624      18,203,023
                                                --------------  --------------
  Gross profit.................................     13,656,401      11,007,086
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...     15,909,142      12,284,129
                                                --------------  --------------
  Operating loss...............................     (2,252,741)     (1,277,043)
INTEREST EXPENSE...............................     (1,727,757)     (1,356,364)
INTEREST INCOME................................            819           1,883
                                                --------------  --------------
NET LOSS....................................... $   (3,979,679) $   (2,631,524)
                                                ==============  ==============

        The accompanying notes are an integral part of these statements.

                      SNEAKER STADIUM, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                  FOR THE THIRTEEN WEEKS ENDED
                                                  -----------------------------
                                                     MAY 3,          MAY 4,
                                                      1998            1997
                                                  -------------- --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss....................................... $  (3,979,679) $   (2,631,524)
  Adjustments to reconcile net loss to net cash
   (used in) provided by operating activities--
  Imputed interest on debt.......................       153,117         153,117
  Depreciation and amortization..................       934,783         694,695
  Amortization of debt issuance costs............        73,941          73,941
  Provision for deferred rent....................       400,503         380,386
  Changes in operating assets and liabilities--
    (Increase) decrease in--
      Accounts receivable........................      (485,593)       (787,999)
      Inventories................................    (4,585,176)    (16,132,159)
      Prepaid expenses and other.................      (784,263)       (831,084)
      Other assets...............................       168,746         181,115
    Increase in--
      Accounts payable...........................    13,809,798      10,505,376
      Accrued expenses and other.................     2,093,410       1,617,412
                                                  -------------  --------------
        Net cash (used in) provided by operating
         activities..............................     7,799,587      (6,776,724)
                                                  -------------  --------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment............      (213,602)     (3,161,237)
                                                  -------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Decrease in bank overdrafts....................    (2,211,019)     (1,203,918)
  Payments on capitalized lease obligations......      (170,733)        (59,480)
  Net proceeds from line of credit...............    (4,188,905)      7,959,227
  Proceeds from new store facility note..........           --        4,000,000
                                                  -------------  --------------
    Net cash provided by financing activities....    (6,570,657)     10,695,829
                                                  -------------  --------------
NET INCREASE IN CASH AND CASH EQUIVALENTS........     1,015,328         757,868
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...       918,298         949,847
                                                  -------------  --------------
CASH AND CASH EQUIVALENTS, END OF PERIOD......... $   1,933,626  $    1,707,715
                                                  =============  ==============

        The accompanying notes are an integral part of these statements.

                     SNEAKER STADIUM, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

  The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which principles assume that assets will be realized and liabilities will be discharged in the normal course of business. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. It is suggested that these consolidated financial statements be read in conjunction with the consolidated financial statements and notes thereto included in the Company's audited financial statements for the fiscal year ended February 1, 1998.

  In the opinion of the management of the Company, the accompanying unaudited consolidated financial statements contain all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position as of May 3, 1998 and the results of operations and cash flows for the thirteen-week periods ended May 4, 1997 and May 3, 1998. The results of operations for the period ended May 3, 1998 are not necessarily indicative of the results to be expected for the full year.

  The Company has incurred significant losses since its inception and incurred a loss of $3,979,679 in the thirteen-week period ended May 3, 1998. Due to expected events of default, certain debt obligations have been classified as current liabilities. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern.

  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms of its financing agreements and ultimately to attain profitability. Management continues to work with its lenders to waive expected events of default and will seek equity investments as required. See Note 3 regarding the sale of the Company, which may result in significant adjustments to the carrying value of the Company's assets and liabilities.

NOTE 2. INCOME TAXES

  Due to recurring losses, the Company has provided a full valuation allowance reserve for the tax benefit associated with the losses incurred for the thirteen week periods ended May 4, 1997 and May 3, 1998.

NOTE 3. SALE OF COMPANY

  On July 2, 1998, Just For Feet, Inc. acquired all of the outstanding stock of the Company for $1,750 cash and the assumption of approximately $43 million of existing debt of the Company. Immediately prior to the acquisition, certain of the Company's lenders forgave approximately $32 million of the Company's indebtedness and the Company's shareholders were released from their guarantees of Company debt. Just For Feet, Inc. is obligated to make certain contingent payments on or after April 30, 2002 (up to a maximum of $33 million) to specified lenders of the Company, if the acquired Sneaker Stadium stores future earnings exceed specified targeted amounts.

                     JUST FOR FEET, INC. AND SUBSIDIARIES

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

                 FOR THE ACQUISITION OF SNEAKER STADIUM, INC.

  The following unaudited pro forma combined financial statements and explanatory notes reflect the acquisition on July 2, 1998 of Sneaker Stadium, Inc. (Sneaker) by Just For Feet, Inc. (JFF). JFF acquired all of the outstanding stock of Sneaker for nominal cash consideration and assumed $43.0 million of existing Sneaker bank debt. Such debt was immediately paid off with the proceeds of a term loan by JFF. The acquisition has been accounted for under the purchase method. JFF will make additional payments of up to $33 million after April 2002 to certain specified former lenders of Sneaker, if the acquired Sneaker Stadium stores attain certain financial targets. Such additional payments, if required, will be accounted for as additional consideration for the acquisition.

  Concurrent with and as a condition of JFF's acquisition of Sneaker, an affiliate of Thomas H. Lee Company (THL), a firm which owned a controlling interest in Sneaker, purchased from JFF an aggregate of 926,355 units, each unit consisting of one share of JFF common stock and a warrant to purchase
 .997 of a share of JFF common stock at a purchase price of $21.59 per share. The aggregate purchase price for the units was $20.0 million. The warrants' estimated fair market value on July 2, 1998 was $6.7 million and, for accounting purposes, were considered a part of the consideration paid by JFF for Sneaker.

  The pro forma combined balance sheet assumes that the acquisition was consummated on April 30, 1998 and the pro forma combined statements of income for the year ended January 31, 1998 and the three months ended April 30, 1998 assume that the acquisition was consummated on February 1, 1997.

  For purposes of these pro forma financial statements, the financial statements of JFF as of and for the three months ended April 30, 1998 and for the year ended January 31, 1998 have been combined with those of Sneaker as of and for the thirteen weeks ended May 3, 1998 and the year ended February 1, 1998, respectively.

  Certain pro forma adjustments are based on preliminary estimates. Final allocations will be made on the basis of further evaluations and, therefore, such allocations may differ from those reflected in the pro forma combined financial statements.

  JFF intends to convert the Sneaker superstores to the JFF name and format. JFF may also close some of the acquired stores. JFF intends to close Sneaker's existing corporate headquarters and consolidate all operations into JFF's headquarters. Following the liquidation of existing inventory through clearance or similar sales, Sneaker stores will be closed, remodeled, restocked and the staff retrained prior to reopening under the JFF name. The accompanying pro forma financial statements do not include any adjustments or effects from such integration activities.

  The pro forma statements of income are not necessarily indicative of the results of operations of JFF had the Sneaker acquisition occurred at the beginning of the periods presented, nor necessarily indicative of the results of future operations. These statements should be read in conjunction with the separate historical financial statements and notes thereto of JFF (included in JFF's Annual Report on Form 10-K for the year ended January 31, 1998) and Sneaker (included herein).

                      JUST FOR FEET, INC. AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                         APRIL 30, 1998 (IN THOUSANDS)

                          JUST FOR FEET, INC.    SNEAKER     PRO FORMA   PRO FORMA
                           AND SUBSIDIARIES   STADIUM, INC. ADJUSTMENTS  COMBINED
                          ------------------- ------------- -----------  ---------
         ASSETS
         ------
CURRENT ASSETS:
  Cash..................       $  5,624         $  1,934     $ 20,000 b  $  7,558
                                                              (20,000)c
  Accounts receivable...         16,881            1,365                   18,246
  Merchandise
   inventories..........        211,972           53,566      (11,900)a   253,638
  Other assets..........          6,472            2,240        5,390 a    14,102
                               --------         --------     --------    --------
    Total current
     assets.............        240,949           59,105       (6,510)    293,544
PROPERTY AND EQUIPMENT,
 NET....................        104,135           14,101      (13,000)a   105,236
GOODWILL................         35,857                        27,857 a    63,714
OTHER ASSETS............          6,926            2,978        2,727 a    12,631
                               --------         --------     --------    --------
                               $387,867         $ 76,184     $ 11,074    $475,125
                               ========         ========     ========    ========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  ---------------------
CURRENT LIABILITIES:
  Short-term
   borrowings...........       $ 26,716         $ 57,470     $(17,430)a  $ 46,756
                                                              (20,000)c
  Accounts payable......         42,021           23,406                   65,427
  Accrued expenses......         10,498            8,365        5,173 a    24,036
  Income taxes..........          4,788               60                    4,848
  Current maturities of
   long-term
   obligations..........          3,470              612                    4,082
                               --------         --------     --------    --------
    Total current
     liabilities........         87,493           89,913      (32,257)    145,149
LONG-TERM OBLIGATIONS...         17,283           13,233      (12,767)a    17,749
DEFERRED LEASE RENTALS..          7,650            3,101                   10,751
DEFERRED INCOME TAXES...            676                          (676)a
                               --------         --------     --------    --------
    Total liabilities...        113,102          106,247      (45,700)    173,649
                               --------         --------     --------    --------
REDEEMABLE PREFERRED
 STOCK..................                          42,203      (42,203)a
                                                --------     --------
SHAREHOLDERS' EQUITY:
  Common stock..........              3              171         (171)a         3
  Paid-in-capital.......        219,481          (24,723)      31,434 a   246,192
                                                               20,000 b
  Retained earnings.....         55,281          (47,714)      47,714 a    55,281
                               --------         --------     --------    --------
    Total shareholders'
     equity.............        274,765          (72,266)      98,977     301,476
                               --------         --------     --------    --------
                               $387,867         $ 76,184     $ 11,074    $475,125
                               ========         ========     ========    ========

             See notes to pro forma combined financial statements.

                      JUST FOR FEET, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

   THREE MONTHS ENDED APRIL 30, 1998 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                         JUST FOR FEET, INC.    SNEAKER     PRO FORMA  PRO FORMA
                          AND SUBSIDIARIES   STADIUM, INC. ADJUSTMENTS COMBINED
                         ------------------- ------------- ----------- ---------
NET SALES...............      $151,921         $ 38,393      $         $190,314
COST OF SALES...........        88,303           24,737                 113,040
                              --------         --------                --------
GROSS PROFIT............        63,618           13,656                  77,274
                              --------         --------                --------
FRANCHISE FEES AND
 ROYALTIES EARNED.......           308                                      308
                              --------                                 --------
OPERATING EXPENSES:
  Store operating.......        44,756           14,488                  59,244
  Amortization of
   intangibles..........           360                           232 b      592
  Store-opening costs...         3,352                                    3,352
  General and
   administrative.......         5,399            1,421                   6,820

                              --------         --------      -------   --------
    Total operating
     expenses...........        53,867           15,909          232     70,008
                              --------         --------      -------   --------
OPERATING INCOME
 (LOSS).................        10,059           (2,253)        (232)     7,574
INTEREST EXPENSE, NET...           602            1,727       (1,727)a    1,012
                                                                 410 c
                              --------         --------      -------   --------
INCOME (LOSS) BEFORE
 INCOME TAXES...........         9,457           (3,980)       1,085      6,562
PROVISION (BENEFIT) FOR
 INCOME TAXES...........         3,641                        (1,039)d    2,602
                              --------         --------      -------   --------
NET INCOME (LOSS).......      $  5,816         $ (3,980)     $ 2,124   $  3,960
                              ========         ========      =======   ========
EARNINGS PER SHARE:
  BASIC.................      $   0.19                                 $   0.13
                              ========                                 ========
  DILUTED...............      $   0.19                                 $   0.12
                              ========                                 ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  BASIC.................        30,044                           926 e   30,970
                              ========                       =======   ========
  DILUTED...............        31,172                           926 e   32,098
                              ========                       =======   ========

             See notes to pro forma combined financial statements.

                      JUST FOR FEET, INC. AND SUBSIDIARIES

                     PRO FORMA COMBINED STATEMENT OF INCOME

      YEAR ENDED JANUARY 31, 1998 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            PRO FORMA   PRO FORMA
                         JUST FOR FEET, INC.    SNEAKER    ADJUSTMENTS  COMBINED
                          AND SUBSIDIARIES   STADIUM, INC. (UNAUDITED) (UNAUDITED)
                         ------------------- ------------- ----------- -----------
NET SALES...............      $478,638         $132,844      $          $611,482
COST OF SALES...........       279,816           87,953                  367,769
                              --------         --------                 --------
GROSS PROFIT............       198,822           44,891                  243,713
                              --------         --------                 --------
FRANCHISE FEES AND
 ROYALTIES EARNED.......         1,101                                     1,101
                              --------                                  --------
OPERATING EXPENSES:
  Store operating.......       139,659           49,928                  189,587
  Amortization of
   intangibles..........         1,200                           928 b     2,128
  Store-opening costs...         6,728            2,129                    8,857
  General and
   administrative.......        18,040            6,183                   24,223

                              --------         --------      -------    --------
    Total operating
     expenses...........       165,627           58,240          928     224,795
                              --------         --------      -------    --------
OPERATING INCOME
 (LOSS).................        34,296          (13,349)        (928)     20,019
INTEREST EXPENSE, NET...            76            6,422       (6,422)a     1,706
                                                               1,630 c
                              --------         --------      -------    --------
INCOME (LOSS) BEFORE
 INCOME TAXES...........        34,220          (19,771)       3,864      18,313
PROVISION (BENEFIT) FOR
 INCOME TAXES...........        12,817                        (5,839)d     6,978
                              --------         --------      -------    --------
NET INCOME (LOSS).......      $ 21,403         $(19,771)     $ 9,703    $ 11,335
                              ========         ========      =======    ========
EARNINGS PER SHARE:
  BASIC.................      $   0.72                                  $   0.37
                              ========                                  ========
  DILUTED...............      $   0.70                                  $   0.36
                              ========                                  ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING:
  BASIC.................        29,615                           926 e    30,541
                              ========                       =======    ========
  DILUTED...............        30,410                           926 e    31,336
                              ========                       =======    ========

             See notes to pro forma combined financial statements.

                     JUST FOR FEET, INC. AND SUBSIDIARIES

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

PRO FORMA BALANCE SHEET ADJUSTMENTS

  a) To record JFF's purchase of Sneaker. The Company paid nominal consideration for Sneaker's outstanding stock. Warrants issued to an affiliate of THL with an estimated fair value of $6.7 million and approximately $2.7 million of transaction costs are included as additional consideration. The historical carrying value of Sneaker's tangible net assets is estimated to approximate their fair value except for property and equipment and inventory. Accordingly, the purchase price has been tentatively allocated as follows:

     Consideration paid:
       Warrants issued.............................................. $  6,711
       Estimated transaction costs..................................    2,673
                                                                     --------
                                                                        9,384
                                                                     --------
     Historical net assets of Sneaker:
       Historical net deficiency in assets..........................  (72,266)
       Redeemable preferred stock acquired..........................   42,203
       Sneaker debt forgiven immediately prior to acquisition(1)....   32,419
       Historical intangible and certain other assets of Sneaker
        without continuing value....................................   (4,329)
                                                                     --------
                                                                       (1,973)
                                                                     --------
       Excess of purchase price over historical net assets
        acquired.................................................... $ 11,357
                                                                     ========
     Allocation of excess purchase price (including fair value
      adjustments):
       Property and equipment(2)....................................  (13,000)
       Merchandise inventories(2)...................................  (11,900)
       Accrued expenses(3)..........................................   (2,500)
       Deferred income taxes(4).....................................   10,900
       Goodwill.....................................................   27,857
                                                                     --------
                                                                     $ 11,357
                                                                     ========

    --------
    (1) Lenders of Sneaker Stadium forgave certain indebtedness immediately prior to the acquisition. For purposes of the pro forma balance sheet, such forgiveness has been reflected as though it had occurred at April 30, 1998.

    (2) As JFF plans to close and renovate all existing Sneaker stores and liquidate existing inventory, these assets have been reduced to their estimated fair value.

    (3) Severance costs for certain Sneaker employees who will not continue with JFF.

    (4) Deferred income taxes are primarily attributable to the difference in the income tax and financial reporting basis of assets arising from the fair market value adjustments.

  b) To record the sale of 926,355 shares of JFF common stock to an affiliate of THL.

  c) To reduce short-term borrowings with the proceeds from the sale of common stock to an affiliate of THL.

PRO FORMA STATEMENT OF INCOME ADJUSTMENTS

  a) To eliminate interest expense associated with Sneaker's debt.

  b) To record amortization of goodwill on a straight-line method over its estimated thirty-year life.

  c) To record interest expense related to $43.0 million in JFF debt, reduced by the effects of applying to short-term borrowings the $20 million of proceeds from the sale of common stock to an affiliate of THL.

  d) To record an income tax benefit on the historical loss of Sneaker and to tax effect the pro forma adjustments described above, excluding goodwill amortization.

  e) To reflect shares of common stock sold to an affiliate of THL.